Exhibit 10.1
July 16, 2014
Mr. Mark A. Harding
Mailing Address

Re:     Separation Agreement
Dear Mark:
This letter is to confirm the terms of the agreement (“Agreement”) we have reached concerning the separation of your employment with Farmer Bros. Co. (the “Company”).
Nothing contained in this Agreement shall be construed as an admission of any wrongdoing or liability by either you or the Company.
1.Separation
You and the Company have agreed to the separation of your employment with the Company effective as of 5:00 p.m., Pacific Daylight Time, on July 31, 2014, or such earlier date on which your employment relationship with the Company ends, as provided in Section 20 below (the “Separation Date”).
Effective July 14, 2014, you assumed, and through the Separation Date you will continue to assume, vacation status as provided in Section 2 below. During such period you will not be required to come into the Company’s offices but you shall be available telephonically during regular business hours to assist in the transition of your general responsibilities and answer questions. You agree to respond to any such request as soon as possible but in any case no later than the next business day following the date of request.
You agree that by signing this Agreement you are formally resigning from any and all offices of the Company, and any other position, office or directorship of any Company subsidiary of any tier, and from all administrative, fiduciary or other positions you may hold with respect to or relating to the Company or its benefit plans, effective as of the date hereof. You agree to sign any additional documents that may be required by the Company or law to effectuate such resignations.
2.    Paid Days Off
Through July 11, 2014, you acknowledge and agree that you accrued Paid Days Off (“PDO”) in the amount of 73.45 hours. You further agree that because of the agreed upon separation of employment and the substantially reduced duties you are required to fulfill from and after July 14, 2014, you will not accrue any additional PDO from July 14, 2014 through the Separation Date. Effective as of July 14, 2014, you assumed, and through the Separation Date you will continue to assume, vacation status, wherein you shall utilize accrued PDO. To the extent you are asked to perform services between July 14, 2014 and the Separation Date, you shall not be required to utilize PDO for the period of time actually worked during any such day. If asked to perform services, your minimum period of service shall be four (4) hours. The Company will keep track of any hours worked, though you shall remain responsible for submitting your hours of work to the Human Resources department on at least a weekly basis. Effective as of the Separation Date, you shall be paid your accrued but unused PDO (if any) in a lump-sum payroll distribution, subject to normal withholdings and authorized deductions.

Mr. Mark A. Harding
July 16, 2014

3.    Consulting
Subject to Section 10, commencing on the Separation Date and ending on the five (5) month anniversary of the Separation Date or your earlier death (the “Consulting Period”), you shall be available, on a non-exclusive basis, as a consultant to respond to, and shall respond with reasonable promptness and completeness to, e-mail and telephone inquiries from the Company regarding transitional matters provided that such inquiries would not interfere in any significant manner with other business pursuits (including other employment) by you (the “Consulting Arrangement”).
As compensation for all services performed by you under the Consulting Arrangement, and subject to the performance thereof by you and the effectiveness of the Supplemental Release under Section 10 below, the Company shall pay you a monthly retainer at the rate of Thirty Two Thousand Dollars ($32,000), payable in advance on the first day of the month. You acknowledge that you will be providing the services required under the Consulting Arrangement as an independent contractor and not as an employee or agent of the Company, and, as such, you understand and agree that (a) you shall be responsible for all federal and state income taxes and social security and Medicare taxes and other legally-required payments on sums received from the Company under the Consulting Arrangement, and (b) you shall have no right, power or authority in any way to bind the Company or any of its affiliates to the fulfillment of any condition, contract or obligation or to create any liability binding on the Company and/or any of its affiliates, and shall not attempt to do any of these things. During the Consulting Period you shall not be eligible to participate in or accrue benefits under any Company benefit plan for which status as an employee of the Company is a condition of such participation or accrual. To the extent that you were deemed eligible to participate in any Company benefit plan, you hereby waive your participation.
In addition, nothing in this Section 3 shall entitle you to the vesting of any stock options or restricted stock or otherwise prevent your unvested stock options and restricted stock from terminating effective as of the Separation Date in accordance with applicable plan documents.
4.     Payments
Your base salary in effect as of the date hereof and other Company benefits to which you are currently eligible shall continue through the Separation Date, it being understood that, in accordance with the terms of the Farmer Bros. Co. 2005 Incentive Compensation Plan, as amended and restated as of December 31, 2008 (the “Incentive Plan”), you will not be entitled to any bonus or other payment thereunder for fiscal 2015. No later than the Separation Date, you shall be issued a final paycheck for services rendered to and through the Separation Date. To the extent that the Company has authorized the incurrence of any business expenses between the date of this Agreement and the Separation Date, you will be entitled to reimbursement of those business expenses in accordance with Company policy.
In addition to the foregoing, subject to Section 10, you shall be entitled to receive the following amounts pursuant to this Agreement (the “Severance Package”), provided you are not in breach hereof (see Section 21):
(a)    Salary continuation equal to $261,375.00 in the aggregate, such amount to be paid out over twelve (12) months in bi-weekly installments in accordance with the Company’s normal payroll schedule and practices, in each case subject to applicable withholdings and authorized deductions, commencing in the month following the month in which the Consulting Period ends. Each such payment shall be considered a separate payment for purposes of Internal Revenue Code Section 409A (“Section 409A”).
(b)    If you elect COBRA continuation of Company-provided health coverage within the election period set forth in the Company’s COBRA notice by completing election forms that will be provided to you following the Separation Date, then the Company will pay the same percentage of the premium for such COBRA coverage as the Company would have paid had your employment not been terminated for yourself and your family during the Consulting Period and for each of the twelve (12) months of coverage following the end of the Consulting Period.

Mr. Mark A. Harding
July 16, 2014

(c)    An amount equal to your final bonus under the Incentive Plan for the Company’s fiscal year ended June 30, 2014 (“FY14”), as determined by the Compensation Committee pursuant to the terms of the Incentive Plan and that certain Target Award Notification Letter, dated October 18, 2013, between you and the Company, as the same are in effect as of the date hereof, based on your FY14 Target Award (as defined in the Incentive Plan) of $130,689 and achievement of Company financial performance and your achievement of individual goals which the Compensation Committee assigned to you, which final bonus amount shall not be less than $130,689 and shall be payable in a lump sum, less applicable withholdings, as soon as practicable after the Compensation Committee’s determination thereof and in all events not later than December 31, 2014.
(d)    Outplacement services through December 31, 2015 not to exceed $5,000 through a provider selected by you and arranged directly through the Company.
You are not obligated to seek other employment as a condition to receipt of the payments called for by this Section 4, and your earnings, income or profits from other employment or business activities after the Separation Date, including pursuant to the Consulting Arrangement, shall not reduce the Company’s payment obligations under this Section 4.
Except as provided in this Section 4 or under applicable Company benefit plans or laws, you shall not be entitled to any payments of any kind in connection with the separation of your employment, including, without limitation, pursuant to the Company’s Severance Pay Plan (FBC 0050A), and the Company shall make no further payments or contributions on your behalf, whether for salary, vacation, sick days, life insurance, long term disability insurance, cash profit sharing, tuition reimbursement, deferred profit sharing or for any other compensation (except as provided in Section 3) or benefits following the Separation Date.
5.    Equity Awards
During your employment with the Company, you have been granted certain stock options and restricted stock awards. You and the Company agree that the signing of this Agreement, including the Release of Claims contained herein, shall not constitute any release or waiver of any of your stock option and/or vesting rights. Vesting and exercise of all such awards shall be determined according to the applicable plan documents. Notwithstanding anything to the contrary contained herein, including, without limitation, the provision of consulting services by you following the Separation Date pursuant to Section 3 above, your separation of employment hereunder shall constitute a “Termination of Employment” under all applicable plan documents.
6.    Certain Transition Assistance
Before and after the Separation Date, you agree to confer reasonably with the Company at its request concerning any matters pertaining to your duties for the Company.
7.    Employee Handbook and Company Policies
From the date hereof through the Separation Date, you agree to comply with, and shall be entitled to rights as set forth in the Company’s Employee Handbook which may be revised from time to time and other Company policies as in effect and communicated to you from time to time.
8.    Confidential Information, Intellectual Property
You acknowledge that, during the course of your employment with the Company, you have been given and have access to, and during the Consulting Period, you will be given and will have access to, non-public and confidential business information of the Company which includes and will include information concerning pending or potential transactions, financial information concerning the Company, information concerning the Company’s product formulas and processes, information concerning the Company’s business plans and strategies, information concerning Company

Mr. Mark A. Harding
July 16, 2014

personnel and vendors, and other non-public proprietary information of the Company (all collectively called “Confidential Information”).  All of the Confidential Information constitutes “trade secrets” under the Uniform Trade Secrets Act.  You covenant and agree that during and after the term of your employment by the Company and the provision of consulting services by you pursuant to Section 3 above, you will not disclose such information or any part thereof to anyone outside the Company or use such information for any purpose other than the furtherance of the Company’s interests without the prior written consent of the Chief Executive Officer or the Company’s Board of Directors.
You further covenant that during the Consulting Period and for a period of two (2) years after the end of the Consulting Period, you will not, directly or indirectly, overtly or tacitly, induce, attempt to induce, solicit or encourage any customer or prospective customer of the Company to cease doing business with, or not to do business with, the Company. During the Consulting Period and for a period of one (1) year after the end of the Consulting Period, you agree not to disrupt or interfere with the business of the Company by directly or indirectly soliciting, recruiting, attempting to recruit, or raiding the employees of the Company or otherwise inducing the termination of employment of any employee of the Company. You also agree not to use Company's trade secret information to directly or indirectly solicit the employees of the Company.
The Company and you agree that the covenants set forth in this Section 8 are reasonably necessary for the protection of the Company’s Confidential Information and that a breach of the foregoing covenants will cause the Company irreparable damage not compensable by monetary damages, and that in the event of such breach or threatened breach, at the Company’s election, an action may be brought in a court of competent jurisdiction seeking a temporary restraining order and a preliminary injunction against such breach or threatened breach notwithstanding the arbitration provision of Section 24 below. Upon the court’s decision on the application for a preliminary injunction, the court action shall be stayed and the remainder of the dispute submitted to arbitration under Section 24. The prevailing party in such legal action shall be entitled to recover its costs of suit including reasonable attorneys’ fees.
9.    Non-Disparagement
You agree not to disparage the Company, its officers, directors and employees. In particular, you agree that you will not make any statements, including any statements on the Internet or any other electronic media, or cause any such statements to be made, regarding the Company’s business, customers, officers, directors or employees, the circumstances leading to the cessation of your employment with the Company, or which are otherwise disparaging of the reputation and good name of the Company or any of its officers, directors or employees. Nothing in this Agreement shall prohibit you from complying with any valid subpoena or court order or from responding truthfully to a governmental inquiry or investigation.
10.    Release of Claims
In consideration for the promises made in this Agreement, you hereby release the Company and its subsidiaries of any tier, and their respective current and former officers, directors, agents, attorneys, employees, shareholders, and affiliates, and the Company releases you, from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are known or unknown, arising at any time prior to the date this Agreement is fully executed. This general release includes, but is not limited to: all federal and state statutory and common law claims, claims related to your employment or the termination of your employment or related to breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of compensation. This release is not intended to release any claims you have or may have against any of the released parties for (a) indemnification as a director, officer, agent or employee under applicable law, charter document or agreement, (b) health or other insurance benefits based on claims already submitted or which are covered claims properly submitted in the future, (c) vested rights under pension, retirement or other benefit plans, or (d) in respect of events, acts or omissions occurring after the date of your execution of this Agreement. In releasing claims unknown to you or to the Company, at the present, you and the Company are waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction:

Mr. Mark A. Harding
July 16, 2014

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
Nothing herein releases any of the Company’s executory obligations under this Agreement.
You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”). You also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which you were already entitled. You have been advised by this writing, as required by the ADEA that: (a) your waiver and release do not apply to any claims that may arise after your signing of this Agreement; (b) you should consult with an attorney prior to executing this release; (c) you have twenty-one (21) days within which to consider this release (although you may choose to voluntarily execute this release earlier); (d) you have seven (7) days following the execution of this release to revoke this Agreement; and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed by you.
In addition to the foregoing, as a condition to receipt of the Severance Package and the Consulting Arrangement, you must execute and deliver to the Company within twenty-one (21) days following the Separation Date (or such longer period as may be required under applicable law) a general release of claims against the Company other than claims to the payments called for by this Agreement, such release to be in form and content substantially as attached hereto as Exhibit A (“Supplemental Release”), and said Supplemental Release shall have become effective under applicable laws, including the ADEA. If you fail to execute the Supplemental Release on or within twenty-one (21) days after the Separation Date, or effectively revoke the acceptance of the Supplemental Release, you shall not receive the Severance Package set forth in Section 4 above or be entitled to the Consulting Arrangement set forth in Section 3 above.
11.    Execution of Other Documents
You and the Company agree to perform any and all acts, and to execute any and all additional documents, that are reasonable or necessary in furtherance of this Agreement.
12.    Disclosure of Agreement
This Agreement may be filed with or provided to the Securities and Exchange Commission (“SEC”) or any other governmental instrumentality or agency, including the Internal Revenue Service, if the Company deems such filing or provision to be necessary.
13.    Bound Parties
This Agreement shall be binding upon and shall inure to the benefit of you and the Company and your/its respective heirs, executors, administrators and representatives, attorneys, successors, and assigns. You agree that you may not make any assignment of this Agreement or any interest herein, by operation of law or otherwise without the prior written consent of the Company.
14.    Legal Representation
This Agreement is a legally binding document and your signature will commit you to its terms. You acknowledge that you have been advised to discuss all aspects of this Agreement with an attorney, that you have carefully read and fully understand all of the provisions of this Agreement, and that you are voluntarily entering into this Agreement.

Mr. Mark A. Harding
July 16, 2014

15.    Absence of Reliance
In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company, other than as set forth herein.
16.    Enforceability
If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
17.    Waiver
No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
18.    Governing Law; Interpretation
This Agreement shall be interpreted and enforced under the laws of the State of California, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the drafter of all or any portion of this Agreement.
19.    Entire Agreement
This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof. This Agreement supersedes any previous agreements or understandings between you and the Company, and any other Company policies, plans and arrangements, respecting such subject matter. Any oral representations or modifications concerning this Agreement shall be of no force or effect. This Agreement can be modified only by a writing signed by all parties hereto.
20.    At-Will Employment
You and the Company understand and acknowledge that your employment with the Company constitutes “at-will” employment. Subject to the Company's obligation to provide severance benefits as specified herein, you and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or you.
21.    Breach
A party will not be deemed to be in breach of this Agreement unless such party’s failure to comply with the obligations imposed on such party by this Agreement has continued uncured for a period of five (5) days, or such longer period not to exceed thirty (30) days as is reasonably necessary to effect a cure, after receipt of written notice describing the alleged breach with reasonable specificity.

Mr. Mark A. Harding
July 16, 2014

22.    Section 409A
The provisions of this Agreement will be interpreted and construed in favor of their meeting any applicable requirements of Section 409A. The Company, in its reasonable discretion, may amend (including retroactively) this Agreement in order to conform with Section 409A, including amending to facilitate your ability to avoid the imposition of interest and additional tax under Section 409A. By accepting this Agreement, you hereby agree and acknowledge that the Company does not make any representations with respect to the application of Section 409A to any tax, economic or legal consequences of any payments payable to you hereunder. Further, by the acceptance of this Agreement, you acknowledge that (a) you have obtained independent tax advice regarding the application of Section 409A to the payments due to you hereunder, (b) you retain full responsibility for the potential application of Section 409A to the tax and legal consequences of payments payable to you hereunder, and (c) the Company shall not indemnify or otherwise compensate you for any violation of Section 409A that may occur in connection with this Agreement.
23.    Form 8-K Reporting Requirements
The Company will file a Form 8-K with the SEC which will state as follows:
“Pursuant to a Separation Agreement (the “Separation Agreement”), dated as of July 16, 2014, between the Company and Mark A. Harding, the Company’s Senior Vice President of Operations, Mr. Harding’s employment with the Company and its subsidiaries shall terminate as of July 31, 2014. In connection with the separation, Mr. Harding will be paid certain severance payments, including salary continuation in the aggregate amount of $261,375, and will receive certain other assorted separation benefits. In addition, in order to accommodate a smooth transition of Mr. Harding’s responsibilities, Mr. Harding has agreed to provide consulting services to the Company through December 31, 2014. During the consulting period, Mr. Harding will receive a monthly retainer of $32,000 and certain COBRA benefits. The Separation Agreement, setting forth the terms of the severance and consulting arrangement, is attached hereto as Exhibit 10.1 and incorporated herein by reference.”
24.    Disputes
All disputes arising under or in connection with this Agreement, shall be submitted to a mutually agreeable arbitrator, or if the parties are unable to agree on an arbitrator within fifteen (15) days after a written demand for arbitration is made by either party, to JAMS (“JAMS”) or successor organization, for binding arbitration in Los Angeles County by a single arbitrator who shall be a former California Superior Court judge.  Except as may be otherwise provided herein, the arbitration shall be conducted under the California Arbitration Act, Code of Civil Procedure §1280 et seq.  The parties shall have the discovery rights provided in Code of Civil Procedure §1283.05 and §1283.1.  The arbitration hearing shall be commenced within ninety (90) days after the selection of an arbitrator by mutual agreement or, absent such mutual agreement, the filing of the application with JAMS by either party hereto, and a decision shall be rendered by the arbitrator within thirty (30) days after the conclusion of the hearing. The arbitrator shall have complete authority to render any and all relief, legal and equitable, appropriate under California law, including the award of punitive damages where legally available and warranted. The arbitrator shall award costs of the proceeding, including reasonable attorneys’ fees and the arbitrator’s fee and costs, to the party determined to have substantially prevailed.  Judgment on the award can be entered in a court of competent jurisdiction.
25.    Change in Control Severance Agreement
The Change in Control Agreement shall be terminated as of the date of this Agreement.
26.    Notices
Notices under this Agreement shall be in writing and delivered by a commercial delivery service addressed as follows:

Mr. Mark A. Harding
July 16, 2014

If to you:
Mr. Mark A. Harding
Mailing Address

If to the Company:
Farmer Bros. Co.
20333 South Normandie Avenue
Torrance, CA 90502
Attention: Pat Quiggle
Notices shall be deemed received upon delivery. Addresses may be changed by written notice.
27.    Counterparts
This Agreement can be signed in counterparts each of which shall be deemed an original and which together will constitute one and the same instrument. Electronic delivery of a signed counterpart shall be deemed delivery of an original.
28.    Time for Consideration; Effective Date
You have been advised that you have twenty-one (21) days to consider the terms of this Agreement, although you may sign and return it sooner. You have elected to sign this Agreement as of the date first written above and acknowledge that you have waived such twenty-one (21) day period to consider this Agreement. You have the right to revoke this Agreement at any time within the seven (7) day period following the date on which you sign it, by delivering written notice of such revocation to the Company at 20333 South Normandie Avenue, Torrance, California 90502 by 5:00 p.m., Pacific Daylight Time, on the seventh day. If you do not revoke acceptance within the seven (7) day period, your acceptance of this Agreement shall become binding and enforceable on the eighth day. The Severance Package shall become due and payable in accordance with Section 4 above and the Consulting Arrangement shall become effective after the effective date of the Supplemental Release described in Section 10, provided you sign the Supplemental Release and do not revoke such Supplemental Release.
If the foregoing is agreeable to you, please sign, date, and return this letter agreement.
Very truly yours,
FARMER BROS. CO.
By:    /s/ Michael H. Keown
Michael H. Keown
President and Chief Executive Officer

Accepted:
/s/ Mark A. Harding
Mark A. Harding

EXHIBIT A
SUPPLEMENTAL RELEASE

I understand that my position with Farmer Bros. Co. (the “Company”) terminated effective July 31, 2014 (the “Separation Date”). The Company has agreed that if I choose to sign this Supplemental Release (this “Agreement”), the Company will pay me the severance benefits, subject to applicable withholdings and authorized deductions, and enter into a consulting arrangement pursuant to the terms of the Separation Agreement, dated July 16, 2014 (the “Separation Agreement”), between me and the Company. I understand that I am not entitled to the Severance Package or Consulting Arrangement (as such terms are defined in the Separation Agreement) unless I sign this Agreement.
In consideration for the Severance Package and Consulting Arrangement, I acknowledge and agree that I am bound by the provisions of the Separation Agreement and hereby release the Company and its current and former officers, directors, agents, attorneys, employees, shareholders, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are known or unknown, arising at any time prior to the date I sign this Agreement. This general release includes, but is not limited to: all federal and state statutory and common law claims, claims related to my employment or the termination of my employment or related to breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of compensation. This release is not intended to release any claims I have or may have against any of the released parties for (a) indemnification as a director, officer, agent or employee under applicable law, charter document or agreement, (b) severance and other termination benefits specifically provided for in the Separation Agreement which constitutes a part of the consideration for this release, (c) health or other insurance benefits based on claims already submitted or which are covered claims properly submitted in the future, (d) vested rights under pension, retirement or other benefit plans, or (e) in respect of events, acts or omissions occurring after the date of this Agreement. In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”). I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Agreement; (b) I should consult with an attorney prior to executing this release; (c) I have twenty-one (21) days within which to consider this release (although I may choose to voluntarily execute this release earlier); (d) I have seven (7) days following the execution of this release to revoke this Agreement; and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed by me.
I accept and agree to the terms and conditions stated above.

Dated:__________                ________________________________
                                Mark A. Harding

Farmer Bros. Co. • 20333 S. Normandie Avenue, Torrance, CA 90502 •Toll Free: (800) 735-2878 • FarmerBros.com